E X H I B I T   1 1

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                                  Three Months Ended June 30    Six Months Ended June 30
(Thousands of dollars and shares)                      1997         1996             1997       1996

Net income                                             $619         $662              $43       $692

Weighted average shares of
   Common Stock outstanding                          18,537       16,387           18,282     16,293

Shares of Common Stock issuable upon
   conversion of Convertible Preferred Stock          5,535        7,423            2,768      7,423

Shares of Common Stock issuable upon
   exercise of employee stock options                 1,211        1,869              606      1,895

Total shares of Common Stock and
   Common Stock equivalents                          25,283       25,679           21,656     25,611

Net income per share                                  $.024        $.026            $.002      $.027

(1)  Primary and fully diluted per share earnings are substantially the same for each period presented.
(2)  Common Stock equivalents were anti-dilutive in the first quarter of 1997.